DAKTRONICS, INC.

                                                                    EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Years Ended
                                         ---------------------------------------
                                           May 3,       April 27,     April 29,
                                            1997          1996          1995
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Net income (loss)                       $     1,508   $      (215)   $       967
                                        ========================================

Weighted average shares outstanding       4,250,000     4,191,000      4,162,000
Incremental shares - stock options           16,000                       66,000
                                         ---------------------------------------
Total                                     4,266,000     4,191,000      4,228,000
                                         =======================================

Per share:
Net income (loss)                       $      0.35   $     (0.05)   $      0.23
                                        ========================================

Fully diluted earnings per share are the same as primary earnings per share.